Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2021 RESULTS

DALLAS--(BUSINESS WIRE)—May 10, 2021-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE: KOS) announced today its financial and operating results for the first quarter of 2021. For the quarter, the Company generated a net loss of $91 million, or $0.22 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $33 million, or $0.08 per diluted share for the first quarter of 2021.

FIRST QUARTER 2021 HIGHLIGHTS

•Net Production(2) - 53,100 barrels of oil equivalent per day (boepd) with sales of 36,500 boepd, resulting in a material net underlift position of approximately 1.3 million barrels of oil

•Phase One of the Greater Tortue LNG project ~58% complete at quarter end

•Completion of an upsized $450 million offering of senior notes due 2028

•Post-quarter end, successful reserve-based lending (RBL) redetermination and extension

•Revenues - $176 million, or $53.66 per boe

•Production expense - $46 million, or $13.91 per boe

•General and administrative expenses - $22 million, $14 million cash expense and $8 million non-cash

•Capital expenditures:
•$44 million Base Business capital expenditures
•$73 million Mauritania and Senegal

•Net cash used in operating activities - $47 million

Commenting on the Company’s first quarter 2021 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “This month marks the tenth anniversary of Kosmos’ listing on the New York Stock Exchange. In those ten years, Kosmos has evolved from a frontier explorer to a full-cycle E&P with a diverse reserve base that has increased nearly seven-fold, building the platform for continued success over the next ten years. In the first decade of the company's history, we maintained a strong focus on corporate responsibility, leading on transparency and positioning the business to deliver value to our stakeholders through the energy transition.

2021 is off to a strong start with momentum building across the business. We have begun infill drilling activities in Ghana and the Gulf of Mexico, will soon begin drilling in Equatorial Guinea, and are on track to deliver our production and cash flow targets for the year. Progress also continues on the Greater Tortue Project in Mauritania and Senegal, with Phase one 58% complete at the end of the first quarter. We have taken important steps to create a more permanent capital structure with the bond offering and the recently-completed RBL extension, which increased liquidity and cleared all material near-term debt maturities.”

FINANCIAL UPDATE

In the first quarter of 2021, 1.5 cargos were lifted from a forecast 12.5 cargos for the full year 2021. As a result of the timing mismatch between production and the lifting of cargos, there was a material underlift of approximately 1.3 million barrels of oil in the first quarter.

In March 2021, Kosmos successfully closed a $450 million offering of senior notes due 2028. The net proceeds from the offering were used to partially pay down the RBL facility and revolving credit facility as well as for working capital purposes.

In May 2021, Kosmos successfully completed an amendment and restatement of the RBL facility in conjunction with the spring redetermination. The amendment reduced the facility size to $1.25 billion and extended the facility by two years, with a final maturity of March 2027. The borrowing base was finalized, with a more conservative price deck, at $1.24 billion with $1.0 billion currently outstanding.
The base business net capital expenditure for the first quarter of 2021 was approximately $44 million, in-line with Company guidance. Net capital expenditures related to Mauritania and Senegal in the first quarter were $73 million.
Kosmos exited the first quarter of 2021 with approximately $2.2 billion of net debt(1) and available liquidity of around $0.8 billion. The increase in net debt in the quarter was driven by the material underlift, Mauritania and Senegal capital expenditures and the National Oil Company loan payments, as well as working capital. Kosmos base business free cash flow guidance for 2021 remains unchanged.

OPERATIONAL UPDATE

Production

Total net production in the first quarter of 2021 averaged approximately 53,100 boepd(2), in line with prior guidance.

Ghana

Production in Ghana averaged approximately 22,400 barrels of oil per day (bopd) net in the first quarter of 2021. As forecasted, Kosmos lifted one cargo from Ghana during the first quarter.

At Jubilee, production averaged approximately 70,400 bopd gross during the quarter. Kosmos and its partners continue to focus on higher reliability in Ghana as demonstrated by floating production, storage and offloading (FPSO) vessel uptime at Jubilee of around 98% in the first quarter and consistent water injection at the highest levels since 2012. Gas offtake to the government of Ghana of around 110 million standard cubic feet per day in the quarter is almost double the level seen in 2019. At TEN, production averaged approximately 38,800 bopd gross for the first quarter with FPSO uptime of 99%.

In early 2021, the Jubilee Catenary Anchor Leg Mooring (CALM) buoy was commissioned with the first offloading taking place in February. The CALM buoy will replace the need for shuttle tankers and is expected to reduce operating expenses going forward.

Infill drilling has resumed in the second quarter with drilling planned for three wells on Jubilee and one on TEN in 2021. A long-term rig contract has been entered into for the Maersk Venturer, which arrived on location early in the second quarter. A Jubilee producer well has finished drilling and the rig has now moved to drill a water injector well at Jubilee, after which we expect to complete both wells. The expected impact of these two wells is to increase production by 15,000-20,000 barrels of oil per day gross.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 20,500 boepd net (81% oil) during the first quarter.

In late-February, the Kodiak-2 well was brought back online after successful remediation of the subsea infrastructure issue identified in the fourth quarter of 2020. In April, the Kodiak-3 infill well was also brought online.

After the encouraging results from the Tornado-4 water injection well last year, drilling of the Tornado-5 infill well is now planned by the operator in the second quarter and expected online in the third quarter.

In January 2021, Kosmos announced an oil discovery at the Winterfell infrastructure-led exploration (ILX) well (drilled at a Kosmos working interest 17.5%), which encountered approximately 26 meters (85 feet) of net oil pay in two intervals. During the first quarter, Kosmos worked with partners on an appraisal plan for Winterfell, which is expected to begin with a well in the third quarter. This appraisal well is expected to drill the fault block to the northwest of the discovery, which has the same seismic signature as Winterfell, with an exploration tail into a deeper horizon. The Winterfell discovery is located within tie back distance to several existing and planned host facilities.

Kosmos plans to drill a second ILX well at Zora with a 37.5% operated working interest in the third quarter. The Zora prospect is a Miocene target in the same play as nearby analogous fields such as Odd Job, Horn Mountain and Marmalard. The permits to drill the well have all been received and a rig has been contracted. The Zora prospect is located near multiple other prospects where Kosmos has built a material interest and is in close proximity to several potential host facilities, which could facilitate a low cost and lower carbon development in the event of success.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 30,200 bopd gross and 10,200 bopd net in the first quarter of 2021. As forecasted, Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter.

The Okume upgrade project is nearing completion, adding additional power, water injection and gas lift capacity necessary for further facilities de-bottlenecking and additional electrical submersible pumps (ESPs). In April, partners commenced the second phase of the planned ESP program and upgraded the G-19 flowline, which has significantly enhanced production from that well.

A rig has also been contracted for the upcoming infill drilling campaign, which is expected to arrive in country later this quarter to drill the three wells planned this year.

Mauritania & Senegal

The momentum in Kosmos' production activities in the first quarter can also be seen in the Company's development project. Phase one of the Greater Tortue Ahmeyim LNG project ended the first quarter around 58% complete with material progress across all of the major workstreams, including the FPSO, Floating LNG vessel, hub terminal

(concrete breakwater) and subsea infrastructure. The partnership is targeting Phase one to be around 80% complete by year end.

Kosmos expects completion of the FPSO sale and lease-back in the second quarter of 2021 as previously communicated. The process remains on track with documentation being finalized and the government approval process well underway.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2021 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-3982. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial 1-201-493-6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility and Corporate revolver less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues and other income:
Oil and gas revenue	$176,474	$177,780
Gain on sale of assets	26	—
Other income, net	70	1
Total revenues and other income	176,570	177,781

Costs and expenses:
Oil and gas production	45,752	61,603
Facilities insurance modifications, net	671	8,038
Exploration expenses	8,181	44,605
General and administrative	22,441	20,911
Depletion, depreciation and amortization	76,541	93,302
Impairment of long-lived assets	—	150,820
Interest and other financing costs, net	24,528	27,835
Derivatives, net	102,461	(136,038)
Other expenses, net	3,468	23,929
Total costs and expenses	284,043	295,005

Loss before income taxes	(107,473)	(117,224)
Income tax expense (benefit)	(16,705)	65,543
Net loss	$(90,768)	$(182,767)

Net loss per share:
Basic	$(0.22)	$(0.45)
Diluted	$(0.22)	$(0.45)

Weighted average number of shares used to compute net loss per share:
Basic	407,365	404,759
Diluted	407,365	404,759

Dividends declared per common share	$—	$0.0452

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$95,242	$149,027
Receivables, net	92,407	78,813
Other current assets	232,578	172,451
Total current assets	420,227	400,291

Property and equipment, net	3,369,448	3,320,913
Other non-current assets	169,411	146,389
Total assets	$3,959,086	$3,867,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$188,704	$221,430
Accrued liabilities	174,147	203,260
Current maturities of long-term debt	35,000	7,500
Other current liabilities	83,293	28,009
Total current liabilities	481,144	460,199

Long-term liabilities:
Long-term debt, net	2,271,112	2,103,931
Deferred tax liabilities	551,540	573,619
Other non-current liabilities	298,505	289,690
Total long-term liabilities	3,121,157	2,967,240

Total stockholders’ equity	356,785	440,154
Total liabilities and stockholders’ equity	$3,959,086	$3,867,593

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Operating activities:
Net loss	$(90,768)	$(182,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	79,112	95,585
Deferred income taxes	(22,079)	72,177
Unsuccessful well costs and leasehold impairments	1,469	19,228
Impairment of long-lived assets	—	150,820
Change in fair value of derivatives	106,158	(136,322)
Cash settlements on derivatives, net(1)	(32,998)	9,016
Equity-based compensation	8,281	9,346
Gain on sale of assets	(26)	—
Loss on extinguishment of debt	—	—
Other	(890)	3,974
Changes in assets and liabilities:
Net changes in working capital	(94,885)	(58,020)
Net cash used in operating activities	(46,626)	(16,963)

Investing activities
Oil and gas assets	(128,448)	(83,716)
Other property	(354)	(1,537)
Acquisition of oil and gas properties, net of cash acquired	—	—
Proceeds on sale of assets	631	1,713
Notes receivable from partners	(22,416)	(23,983)
Net cash used in investing activities	(150,587)	(107,523)

Financing activities:
Borrowings on long-term debt	100,000	50,000
Payments on long-term debt	(350,000)	—
Advances under production prepayment agreement	—	—
Net proceeds from issuance of senior notes	444,375	—
Redemption of senior secured notes	—	—
Purchase of treasury stock / tax withholdings	(1,018)	(4,947)
Dividends	(430)	(19,156)
Deferred financing costs	(1,034)	—
Net cash provided by financing activities	191,893	25,897

Net decrease in cash, cash equivalents and restricted cash	(5,320)	(98,589)
Cash, cash equivalents and restricted cash at beginning of period	149,764	229,346
Cash, cash equivalents and restricted cash at end of period	$144,444	$130,757

(1)Cash settlements on commodity hedges were $(28.6) million and $12.0 million for the three ended March 31, 2021 and 2020, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Twelve Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021
Net loss	$(90,768)	$(182,767)	$(319,587)
Exploration expenses	8,181	44,605	48,192
Facilities insurance modifications, net	671	8,038	5,794
Depletion, depreciation and amortization	76,541	93,302	469,101
Impairment of long-lived assets	—	150,820	3,139
Equity-based compensation	8,281	9,346	31,641
Derivatives, net	102,461	(136,038)	255,679
Cash settlements on commodity derivatives	(28,623)	12,018	(43,356)
Restructuring and other	1,186	18,023	12,330
Other, net	2,282	3,091	9,406
Gain on sale of assets	(26)	—	(92,189)
Interest and other financing costs, net	24,528	27,835	106,487
Income tax expense (benefit)	(16,705)	65,543	(87,457)
EBITDAX	$88,009	$113,816	$399,180

Kosmos Energy Ltd.
Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net loss	$(90,768)	$(182,767)

Derivatives, net	102,461	(136,038)
Cash settlements on commodity derivatives	(28,623)	12,018
Gain on sale of assets	(26)	—
Facilities insurance modifications, net	671	8,038
Impairment of long-lived assets	—	150,820
Restructuring and other	1,186	18,023
Other, net	2,323	3,091
Total selected items before tax	77,992	55,952

Income tax expense (benefit) on adjustments(1)	(20,198)	34,464
Impact of valuation adjustments and U.S. tax law changes	—	26,001
Adjusted net loss	$(32,974)	$(66,350)

Net loss per diluted share	$(0.22)	$(0.45)

Derivatives, net	0.25	(0.34)
Cash settlements on commodity derivatives	(0.07)	0.03
Gain on sale of assets	—	—
Facilities insurance modifications, net	—	0.02
Impairment of long-lived assets	—	0.37
Restructuring and other	—	0.04
Other, net	0.01	0.01
Total selected items before tax	0.19	0.13

Income tax expense (benefit) on adjustments(1)	(0.05)	0.09
Impact of valuation adjustments and U.S. tax law changes	—	0.07
Adjusted net loss per diluted share	$(0.08)	$(0.16)

Weighted average number of diluted shares	407,365	404,759

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash used in operating activities	$(46,626)	$(16,963)
Net cash used in investing activities - base business	(47,883)	(75,794)
Net cash used in investing activities - Mauritania/Senegal	(102,704)	(31,729)
Free cash flow(1)	$(197,213)	$(124,486)

(1)Commencing in the second quarter of 2020, the Company no longer included restricted cash and other cash used in financing activities (deferred financing costs, the purchase of treasury stock and costs related to the redemption of the senior secured notes and issuance of senior notes) in its calculation of free cash flow to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net Volume Sold
Oil (MMBbl)	2.941	3.450
Gas (MMcf)	1.325	1.982
NGL (MMBbl)	0.127	0.193
Total (MMBoe)	3.289	3.973
Total (Boepd)	36.543	43.659

Revenue
Oil sales	$169,150	$171,916
Gas sales	4,540	3,719
NGL sales	2,784	2,145
Total sales	176,474	177,780
Cash settlements on commodity derivatives	(28,623)	12,018
Realized revenue	$147,851	$189,798

Oil and Gas Production Costs	$45,752	$61,603

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$57.51	$49.83
Gas sales per Mcf	3.43	1.88
NGL sales per Bbl	21.92	11.11
Total sales per Boe	53.66	44.74
Cash settlements on commodity derivatives per oil Bbl(1)	(9.73)	3.48
Realized revenue per Boe	44.96	47.77

Oil and gas production costs per Boe	$13.91	$15.50

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 1,316 thousand barrels as of March 31, 2021.

Hedging Summary
As of March 31, 2021(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2021:
Swaps with sold puts	Dated Brent	4,500	$53.96	$42.92	$—
Swaps with sold puts	NYMEX WTI	500	47.75	37.50	—
Three-way collars	Dated Brent	2,750	40.45	32.95	52.84
Three-way collars	NYMEX WTI	750	45.00	37.50	55.00
2022:
Three-way collars	Dated Brent	1,500	50.00	40.00	70.00

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of March 31, 2021 and hedges added since quarter-end.
(2)“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 5.3 MMBbls of sold (short) calls with a strike price of $70.09 per Bbl in 2021 and 1.6 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2021 Guidance

	2Q 2021	FY 2021

Production(1,2)	52,500 - 54,000 boe per day	53,000 - 57,000 boe per day

Opex	$16.00 - $18.00 per boe	$14.50 - $16.50 per boe

DD&A	$23.00 - $25.00 per boe	$21.00 - $23.00 per boe

G&A(3)	$22 - $24 million	$85 - $95 million

Exploration Expense(4)	~$20 million	~$35 - $45 million

Net Interest(5)	~$30 million per quarter

Tax	$1.00 - $3.00 per boe

Base Business Capex(6)	$225 - $275 million in FY 2021

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)2Q 2021 cargos forecast - Ghana: 3 cargos / Equatorial Guinea: 1.5 cargos. FY 2021 Ghana: 8 cargos / Equatorial Guinea 4.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production - 2Q 2021 forecast 20,500-22,000 boe per day. FY 2021: 21,000-23,000 boe per day. Oil/Gas/NGL split for 2021: ~80%/~15%/~5%.
(3)G&A - Approximately 60% cash.
(4)Excludes dry hole costs. 2Q includes Gulf of Mexico seismic acquisition.
(5)Excludes one-off loss on extinguishment of debt of approximately $15 million in the second quarter 2021 associated with the amendment and restatement of the RBL.
(6)Excludes Mauritania and Senegal capital expenditures.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com